Exhibit 5.1

February 10, 2023

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California 95054

Re:	Intel Corporation

Registration Statement on Form S-3 (File No. 333-269522)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-269522, of Intel Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”), on February 2, 2023 (the “Registration Statement”), the preliminary prospectus supplement related thereto dated February 7, 2023 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on February 7, 2023, the final pricing term sheet dated February 7, 2023 in the form filed with the Commission pursuant to Rule 433 under the Securities Act on February 7, 2023, and the final prospectus supplement dated February 7, 2023 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on February [8], 2023 in connection with the offering and sale by the Company of $1,500,000,000 aggregate principal amount of 4.875% Senior Notes due 2026, $1,750,000,000 aggregate principal amount of 4.875% Senior Notes due 2028, $1,250,000,000 aggregate principal amount of 5.125% Senior Notes due 2030, $2,250,000,000 aggregate principal amount of 5.200% Senior Notes due 2033, $1,000,000,000 aggregate principal amount of 5.625% Senior Notes due 2043, $2,000,000,000 aggregate principal amount of 5.700% Senior Notes due 2053 and $1,250,000,000 aggregate principal amount of 5.900% Senior Notes due 2063 (collectively, the “Notes”). The Notes are being issued pursuant to an indenture dated as of March 29, 2006, as supplemented by the first supplemental indenture dated as of December 3, 2007 (together, the “Base Indenture”) between the Company and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as successor trustee (the “Trustee”), together with the nineteenth supplemental indenture dated as of February 10, 2023 with respect to the Notes (the “Nineteenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). In connection with the issuance of the Notes, the Company has entered into an Underwriting Agreement, dated as of February 7, 2023 (the “Underwriting Agreement”), between the Company and the representatives of the several underwriters named therein (the “Underwriters”).

Intel Corporation

February 10, 2023

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, forms of the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the provisions in the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

The opinions expressed above are subject to the following assumptions, exceptions, qualifications and limitations:

A. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

B. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, and (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws.

Intel Corporation

February 10, 2023

C. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, to the extent relevant for our opinions herein, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP